Exhibit 3.1

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

Certificate of Amendment (PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

eCareer Holdings, Inc.

2. The articles have been amended as follows: (provide article numbers, if available)

To effect a 1-for-12 reverse stock split, the Articles of Incorporation are hereby amended by adding at the end of the “Addendum to Article 3, Authorized Shares,” the following subsection (d):

(See “Attachment A”)

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is:                     78.34%

4. Effective date and time of filing: (optional)      Date:                     Time:

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X
Signature of Officer PRESIDENT AND DIRECTOR

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State Amend Profit-After
Revised: 8-31-11

Attachment A

          (d) Reverse Stock Split. Upon the effectiveness of the filing with the Secretary of State of Nevada of this Certificate of Amendment to the Articles of Incorporation, adding this subsection (d), every 12 shares of Common Stock issued and outstanding will, automatically and without any action on the part of the respective holders thereof, be combined, converted and changed into 1 share of Common Stock (the “Reverse Stock Split”); provided, however, there will be no change in (i) the par value of any capital stock (ii) the number of shares of authorized Common Stock and Preferred Stock, or (iii) the number of issued and outstanding shares of Preferred Stock. No cash or fractional shares will be issued upon the Reverse Stock Split; all fractional shares will be rounded up to the next whole number.